Exhibit 99.1



                          CARMAX AUTO SUPERSTORES, INC.

                      Monthly Servicer's Certificates Audit
                        (CarMax Auto Owner Trust 2001-2)

                                   May 3, 2002



The Board of Directors
CarMax Auto Superstores, Inc.:


We have examined management's assertion about CarMax Auto Superstores, Inc.'s ("CarMax") compliance, as Servicer, with section 3.9 of the Sale and Servicing Agreement, dated November 1, 2001 (the "Agreement") between CarMax, as Seller and Servicer, Pooled Auto Securities Shelf, LLC and CarMax Auto Owner Trust 2001-2, for the period from November 1, 2001 to February 28, 2002, included in the accompanying Management Report. Management is responsible for CarMax's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about CarMax's compliance based on our examination.

Our examination was made in accordance with attestation standards established by the American Institute of Certified Public Accountants and accordingly, included examining, on a test basis, evidence about CarMax's compliance with those requirements and performing such procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on CarMax's compliance with specified requirements.

In our opinion, management's assertion that CarMax Auto Superstores, Inc. complied with the requirements of the aforementioned section of the Agreement for the period from November 1, 2001 and February 28, 2002 is fairly stated, in all material respects.



/s/KPMG LLP
KPMG LLP
May 3, 2002




                                Management Report


Management of CarMax Auto Superstores, Inc. ("CarMax"), as Servicer, is responsible for compliance with the servicing requirements in section 3.9 of the Sales and Servicing Agreement dated as of November 1, 2001 (the "Agreement"), between CarMax, as Seller and Servicer, Pooled Auto Securities Shelf, LLC, as Depositor, and CarMax Auto Owner Trust 2001-2, as Issuer.

Management has performed an evaluation of CarMax's compliance with the aforementioned section of the Agreement for the period from November 1, 2001 to February 28, 2002. Based upon this evaluation, management believes that, for the period from November 1, 2001 to February 28, 2002, CarMax, as Servicer, was in compliance with the aforementioned section of the Agreement.




/s/ Philip J. Dunn
-------------------
Philip J. Dunn
Vice President

May 3, 2002